EXHIBIT 10. 2

El Capitan Precious Metals, Inc.
Summary of Bonus Program
as amended January 23, 2008

On January 25, 2007, the Corporation adopted a bonus program for executive officers, directors and outside consultants, under which the bonus recipients are entitled to receive an aggregate bonus based upon the incremental value received by the Corporation for the sale of the El Capitan property in excess of a baseline amount of the Company’s market capitalization on January 25, 2007, or $63.1 million (the “Baseline Market Capitalization”). Any bonus amount allocated under the program will be determined by the Board, in consultation with the Compensation Committee, and shall be in accordance with the Corporation’s receipt of proceeds from an applicable sale of the El Capitan property, which would include a sale of the Company (or one its subsidiaries).

The bonus program was amended on January 23, 2008 to reflect the potential adjustment to the Baseline Market Capitalization resulting from the proposed merger transaction with Gold and Minerals Company, Inc. (the “G&M Merger”). Following the G&M Merger, the Baseline Market Capitalization shall be adjusted so that it is equal to the market capitalization of the Corporation, based upon the volume weighted average price of the Corporation’s common stock for the 20-day trading period immediately following the closing of the G&M Merger.

A formula will be used along the following lines:

1.	Market Capitalization
a.	Defined as: Shares issued and outstanding times the 20-day volume weighted average price immediately following the closing of the G&M Merger.

2.	Incremental Value
a.	Defined as: Value to be received from sale of asset less Market Capitalization.

3.	Bonus Pool Calculation
a.	If the Incremental Value is greater than zero and less than $500 million, then the Bonus Pool will be equal to one percent (1.0%) of the Incremental Value.
b.	If the Incremental Value is $500 million or more, but less than $1 billion, then the Bonus Pool will be equal to one and one-half percent (1.5%) of the Incremental Value.
c.	If the Incremental Value is $1 billion or more, then the Bonus Pool will be equal to two percent (2.0%) of the Incremental Value.

4.	Each participant is deemed to have earned the bonus in full at the time it is granted.